Exhibit 99.1

SAKS INCORPORATED ANNOUNCES OCTOBER

COMPARABLE STORE SALES

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (November 3, 2011)—Retailer Saks Incorporated (NYSE: SKS) today announced that owned sales totaled $235.7 million for the four weeks ended October 29, 2011 compared to $233.9 million for the four weeks ended October 30, 2010, a 0.8% increase. Comparable store sales increased 1.8% for the month.

For October, the strongest categories at Saks Fifth Avenue stores included women’s contemporary sportswear and WEAR NOW (bridge) apparel, men’s clothing and contemporary apparel, men’s shoes, and handbags. Saks Direct performed well during the month.

This October, the Company excluded cosmetics and fragrances from its four-day Friends & Family discount event; cosmetics and fragrances were offered at a ten percent discount during the October 2010 event. Management estimates that October 2011 comparable store sales would have increased by mid-single digits if cosmetics and fragrances had been included in the event.

For the third quarter ended October 29, 2011, owned sales totaled $678.6 million compared to $649.6 million for the prior year third quarter ended October 30, 2010, a 4.5% increase. Comparable store sales increased 5.8% for the third quarter.

On a year-to-date basis, for the nine months ended October 29, 2011, owned sales totaled $2,050.5 million compared to $1,889.8 million for the prior year nine months ended October 30, 2010, an 8.5% increase. Comparable store sales increased 10.3% for the nine months.

Saks Incorporated operates 46 Saks Fifth Avenue stores, 60 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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